Exhibit 10.2
Exhibit A to Letter Agreement
THIS CONSULTING AGREEMENT (this “Agreement), made effective December 1, 2015 (the “Effective Date”), is entered into between FEI Company (“FEI”), an Oregon corporation with its offices at 5350 NE Dawson Creek Drive, Hillsboro, OR 97124, and Raymond A. Link (“Consultant”), an individual with his address at 6719 SW Corbett Ave, Portland, OR 97219.

A.	Consultant resigned from his position as Chief Financial Officer of FEI effective April 8, 2015, and retired effective November 30, 2015.

B.
FEI has requested that Consultant provide certain consulting services to FEI and its affiliates following his retirement, and Consultant is willing to provide such services, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:
1. Term. Consultant shall provide consulting services to FEI hereunder for the period commencing on the Effective Date and ending on March 15, 2016, unless terminated earlier as provided in Section 5 of this Agreement (the “Consulting Term”).
2. Duties. During the Consulting Term, Consultant agrees to render services to FEI as FEI’s Chief Executive Officer (the “CEO”) or Chief Financial Officer (the “CFO”) may request (the “Consulting Services”). In performance of the Consulting Services, Consultant shall devote so much of his working time as Consultant and the CEO or the CFO may agree from time to time.
3. Consulting Fees and Expenses. FEI agrees to pay Consultant a monthly fee equal to $51,750.00 for the Consulting Services to be rendered pursuant to this Agreement (the “Consulting Fee”), to be paid in equal monthly installments on the first business day of each month during the Consulting Term, with the last such payment to be made March 1, 2016. In addition, FEI agrees to reimburse Consultant for all reasonable and necessary business expenses incurred by Consultant in connection with the performance of the Consulting Services under this Agreement in accordance with FEI’s policies as in effect from time to time. To obtain reimbursement of business expenses, Consultant shall submit for approval to the CFO an invoice describing the business expenses incurred, along with satisfactory supporting documentation of any expenses for which reimbursement is sought.

4. Independent Contractor Status. Consultant and FEI agree that, during the Consulting Term, Consultant shall be an independent contractor in the performance of the Consulting Services under this Agreement. Consultant shall have full authority to select the means, manner and method of performing the Consulting Services. Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of FEI. Consultant and FEI acknowledge and agree that, as an independent contractor, Consultant alone will be responsible for federal, state, and local taxes, and self-employment taxes, or any other applicable taxes on the Consulting Fee, and that FEI will not withhold any amounts from the Consulting Fee relating to any taxes.
5. Termination. Except as otherwise provided, this Agreement shall terminate and all obligations of the parties hereunder, except for (i) the payment of any Consulting Fee for services already performed and (ii) the reimbursement of any expenses due and owing, shall cease upon the first to occur of the following events:
(a) expiration of the Consulting Term; or
(b) written notice by Consultant given thirty (30) days in advance electing to terminate this Agreement.
Subject to the continuing obligations of Consultant under Section 6 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within fifteen (15) business days after having received notice thereof.
6. Confidential Information. As used in this section, “Confidential Information” means (i) proprietary information of FEI; (ii) information marked or designated by FEI as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to Consultant as being treated by FEI as confidential; and (iv) information provided to FEI by third parties which FEI is obligated to keep confidential. Confidential Information includes but is not limited to: inventions, discoveries, improvements, ideas, concepts, designs, drawings, specifications, techniques, models, data, programs, software, source code, object code, documentation, sample products, processes, know-how, customer lists, marketing plans, financial and technical information, and names, identities and prices of vendors and suppliers. Confidential Information excludes information that Consultant can show, (i) is or becomes known to the general public without breach of the nondisclosure obligations under this Agreement, (ii) is obtained on a non-confidential basis from a third party who had a right to disclose such information, or (iii) is independently developed by Consultant without use of or access to Confidential Information or other breach of a nondisclosure obligation.

Although such Confidential Information may be generally known to competitors, customers, suppliers or consultants in the relevant industry, the fact that FEI uses such Confidential Information and precisely how FEI uses such Confidential Information, may not be so known and is therefore subject to the provisions of this Section.
In addition to the continuing confidentiality obligations he has as a former employee of FEI, Consultant agrees to hold in confidence, and not to use or disclose except as expressly necessary to perform the Consulting Services under this Agreement, all Confidential Information, both during and after the term of this Agreement. Notwithstanding the foregoing, Consultant may disclose Confidential Information pursuant to subpoena, court order, or other compulsory judicial or administrative process, provided that prior to such disclosure, Consultant shall provide written notice to FEI of such request so that FEI may have a reasonable opportunity to take action to protect its confidentiality interests. If Consultant is compelled to disclose any Confidential Information, Consultant shall disclose only the portion of Confidential Information that is legally required to be disclosed.
Upon termination of this Agreement or upon written request at any time by FEI to Consultant, Consultant will promptly turn over to FEI or destroy (at FEI’s election) all Confidential Information possessed in any form by Consultant, including, without limitation, documents, files, information, letters, and similar items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Consultant’s possession, regardless of who prepared them.
7. Work Made for Hire. All work created pursuant to this Agreement that may be protectable under copyright laws shall be deemed to be “work made for hire” and will be owned by FEI, and, in any event, Consultant assigns all copyrights in such work to FEI.
8. Release of Claims. In consideration for and as a condition precedent to receiving the Consulting Fee under this Agreement, Consultant agrees to execute and deliver a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Consultant agrees to execute and deliver the Release of Claims to FEI within 21 days of the Effective Date. If Consultant revokes the Release of Claims, Consultant will not be entitled to any further payments under this Agreement. Consultant further agrees to reaffirm his obligations under the Release of Claims at the end of the Consulting Term.
9. Waiver. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

10. Assignment and Survival. This Agreement may not be assigned in whole or in part by Consultant without the prior written consent of FEI, except that Consultant may assign Consultant’s interest in all or part of the Consulting Fee upon notice in writing to FEI. This Agreement shall remain in effect notwithstanding any merger or consolidation of FEI into or with any other entity.
11. Amendment. Amendments or modifications of this Agreement must be made in writing and signed by both FEI and Consultant.
12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be either hand delivered or mailed by U.S. registered or certified mail, return receipt requested, and postage prepaid. Any notice or other communication shall be deemed to be given upon personal delivery, or if mailed, at the expiration of the first day after the date of deposit in the mail.
Notices to Consultant shall be addressed to:
Raymond A. Link
6719 SW Corbett Ave.
Portland, OR 97219

Notices to FEI shall be addressed to:

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124
Attn: General Counsel

Any party may change the address to which communications hereunder are to be delivered by giving the other party written notice in the manner set forth herein.
13. Representation. Consultant represents and warrants that (i) Consultant is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Consultant’s ability to enter into and fully perform Consultant’s obligations under this Agreement, and (ii) Consultant is not otherwise unable to enter into and fully perform Consultant’s obligations under this Agreement.
14. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Oregon, without regard to conflicts or choice of law principles.

15. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is found invalid in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same agreement.
17. Headings. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.
18. Entire Agreement. This Agreement and the Letter Agreement dated April 9, 2015 relating to termination of Consultant’s employment set forth the entire agreement between the Consultant and FEI, and extinguishes all prior agreements and understandings between the parties with respect to the subject matter hereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
FEI COMPANY
By: ______________________
Name:
Title:

CONSULTANT
__________________________
Name: Raymond A. Link

Exhibit A to Consulting Agreement
RELEASE OF CLAIMS
1.PARTIES.
The parties to this Release of Claims (hereinafter “Release”) are Raymond A. Link (“Consultant”) and FEI Company (“FEI”), an Oregon corporation, as hereinafter defined.
1.1    CONSULTANT.
For the purposes of this Release, “Consultant” means Raymond A. Link, and his attorneys, heirs, executors, administrators, assigns, and spouse.
1.2    FEI.
For purposes of this Release, “FEI” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.
2.    EFFECTIVE DATE.
Each party to this Release has seven (7) days after that party signs this Release to revoke it. This Release will become effective on the eighth day after it has been signed by both parties, so long as it is not revoked by either party before that date (the “Effective Date”).
3.    BACKGROUND AND PURPOSE.
Consultant was employed by FEI. Consultant’s employment is ending effective November 30, 2015, and effective December 1, 2015, Consultant and FEI are entering into a Consulting Agreement (the “Agreement”).
The purpose of this Release is to settle, release and discharge all claims Consultant may have against FEI, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Consultant’s prior employment with FEI, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or future, that relate to Consultant’s employment, compensation, reemployment, application for reemployment or other service with FEI.
4.    RELEASE.
4.1    General Release.
Consultant agrees that the payments to be made pursuant to the Agreement represent settlement in full of all outstanding obligations owed to Consultant by FEI and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Consultant, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation:
a)    Any and all claims relating to or arising from Consultant’s employment relationship or other service with FEI and the termination of that relationship;
b)    Any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of FEI, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c)    Any and all claims for discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d)    Any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, any claim arising under the Oregon statutes dealing with employment and discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, except as prohibited by law, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, except as prohibited by law, the Sarbanes-Oxley Act of 2002, Executive Order 11246, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories;
e)    any and all claims for violation of the federal or any state constitution;
f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any amounts to be paid under the Agreement; and

h)    any and all claims for attorneys’ fees and costs.
Consultant agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. The release set forth in this Section does not release claims that cannot be released as a matter of law.
4.2    Reservations of Rights.
This Release shall not affect any rights which Consultant may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by FEI.
4.3    No Admission of Liability.
It is understood and agreed that the acts done and evidenced hereby and this Release are not an admission of liability on the part of Consultant or FEI.
5.    CONSIDERATION TO CONSULTANT.
FEI shall pay to Consultant the amounts described in the Agreement, subject to all terms and conditions therein.
6.    NO DISPARAGEMENT.
Consultant agrees that henceforth Consultant will not disparage or make false or adverse statements about FEI. FEI may take actions consistent with breach of this Release should it determine that Consultant has disparaged or made false or adverse statements about FEI. FEI agrees to follow the applicable policy(ies) regarding release of employment reference information.
7.    OPPORTUNITY FOR ADVICE OF COUNSEL.
Consultant acknowledges that Consultant has been, and hereby is, advised to seek advice of counsel with respect to this Release. Consultant represents that he has carefully read and understands the scope and effect of the provisions of this Release.
8.    ENTIRE RELEASE.
Consultant and FEI acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Consultant and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release. This Release and the Agreement represent the entire agreement and understanding between FEI and Consultant concerning the subject matter of this Release and Consultant’s prior employment relationship or other service with FEI, the termination thereof, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Release and Consultant’s prior employment relationship or other service with FEI, with the exception of the Agreement, the equity award grant notices and agreements that describe Consultant’s outstanding equity awards, FEI’s standard form of indemnification agreement and indemnification policies, and FEI’s standard form of confidentiality agreement.
9.    SEVERABILITY.
Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.
10.    ACKNOWLEDGMENTS.
Consultant acknowledges that the Agreement provides pay and benefits which FEI would otherwise have no obligation to provide.
Consultant acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Consultant agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Consultant acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Nothing in this Release prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
11.    REVOCATION.
As provided by the Older Workers Benefit Protection Act (“OWBPA”), Consultant shall have up to twenty-one (21) days to consider this Release. For a period of seven (7) days from execution of this Release, Consultant may revoke this Release by so indicating in a signed writing delivered to FEI during the seven (7) day revocation period. This Release shall not be effective until after the revocation period has expired. In the event Consultant signs this Release and returns it to FEI in less than the 21-day period identified above, Consultant hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release. Consultant acknowledges and understands that revocation must be accomplished by a written notification to FEI’s General Counsel that is received prior to the Effective Date of this Release.
12.    NO PENDING OR FUTURE LAWSUITS.
Consultant represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against FEI or any of the other Releasees. Consultant also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against FEI or any of the other Releasees.
13.    BREACH.

Consultant acknowledges and agrees that any material breach of this Release, unless such breach constitutes a legal action by Consultant challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle FEI immediately to recover and/or cease providing the consideration provided to Consultant under the Agreement, except as provided by law.
14.    ARBITRATION.
Consultant and FEI agree that any and all disputes arising out of the terms of this Release or the Agreement, Consultant’s employment by FEI, Consultant’s service as an officer or director of FEI, or Consultant’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure. Consultant and FEI agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Consultant and FEI hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over Consultant and FEI and the subject matter of their dispute relating to the Agreement or this Release.
15.    TAX CONSEQUENCES.
FEI makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant or made on his behalf under the terms of this Release or the Agreement. Consultant agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by FEI and any penalties or assessments thereon. Consultant further agrees to indemnify and hold FEI harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against FEI for any amounts claimed due on account of (a) Consultant’s failure to pay or FEI’s failure to withhold, or Consultant’s delayed payment of, federal or state taxes, or (b) damages sustained by FEI by reason of any such claims, including attorneys’ fees and costs.
16.    ATTORNEYS’ FEES.
Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Consultant or FEI brings an action to enforce or effect its rights under this Release, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
17.    COUNTERPARTS.
This Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18.    NO ORAL MODIFICATION.
This Release may only be amended in a writing signed by Consultant and FEI.
19.    GOVERNING LAW.
This Release shall be construed, interpreted, governed, and enforced in accordance with Oregon law.
20.    VOLUNTARY EXECUTION OF RELEASE.
Consultant understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of FEI or any third party, with the full intent of releasing all of his claims against FEI and any of the other Releasees. Consultant acknowledges that:
20.1 He has read this Release;
20.2     He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel;
20.3     He understands the terms and consequences of this Release and of the releases it contains; and
20.4     He is fully aware of the legal and binding effect of this Release.

Dated:

[Name of Consultant]
STATE OF OREGON )
) ss.
County of )
Personally appeared the above named ________________________ and acknowledged the foregoing instrument to be his or her voluntary act and deed on the__________ of _____________ 20____.
Before me:___________________________
Notary Public for
My commission expires:

FEI COMPANY
By:
Dated:
Its:
On Behalf of FEI